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                                                                     EXHIBIT 5.1



                                  May 11, 1998



Physicians' Specialty Corp.
1150 Lake Hearn Drive
Suite 640
Atlanta, GA 30342

Ladies and Gentlemen:

     We have acted as counsel for Physicians' Specialty Corp., a Delaware corporation (the "Company"), in connection with its registration statement on Form S-1 (File No. 333-50425) (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Act"), relating to the offering and sale of an aggregate of 3,146,514 shares of the Company's Common Stock, $.001 par value (the "Shares"), of which (i) up to an aggregate of 2,750,000 Shares (the "Company Shares") are being offered by the Company from time to time in connection with future affiliation transactions or the merger with or acquisition by the Company of related businesses or assets, (ii) 220,000 Shares (the "Warrant Shares") issuable upon exercise of warrants (the "Warrants") are being offered for resale by the holders of the Warrants and (iii) 176,514 Shares (the "Acquisition Shares") issuable in December 1998 pursuant to an acquisition agreement in connection with a December 1997 acquisition (the "Acquisition Agreement") are being offered for resale by certain stockholders of the Company who will receive the Acquisition Shares.

     We have examined the Certificate of Incorporation and Amended and Restated By-Laws of the Company, the minutes of the various meetings and consents of the Board of Directors of the Company, original or copies of all such records and certificates, and such other documents and records as we have deemed necessary to form the basis of the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. As to various questions of fact material to such opinion, we have relied upon statements and certificates of officers and representatives of the Company and others.

     Based upon the foregoing, we are of the opinion that the Shares have been duly and validly authorized. The Company Shares, when issued and sold in accordance with the terms described in the Prospectus forming a part of the Registration Statement (the "Prospectus"), will be validly issued, fully paid and nonassessable. The Warrant Shares will be, when sold, paid for

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Physicians' Specialty Corp.
May 11, 1998
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and issued as contemplated by the terms of the Warrants and the Prospectus, duly and validly issued and fully paid and nonassessable. The Acquisition Shares will be, when issued as contemplated by the terms of the Acquisition Agreement and the Prospectus, duly and validly issued and fully paid and nonassessable.

     We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement, and to the use of our name under the captions "Legal Matters" in the Prospectus. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.


                                   Very truly yours,



                                   BACHNER, TALLY, POLEVOY & MISHER LLP